KANSAS CITY SOUTHERN	NEWS RELEASE

CATHEDRAL SQUARE • 427 WEST 12th STREET • P.O. BOX 219335 • KANSAS CITY, MISSOURI 64121-9335
NYSE Symbol: KSU

Date:	May 2, 2006

Media Contact:	William H. Galligan	816/983-1551
William.h.galligan@kcsr.com
Revenue Growth, Improved Operations Highlight
Kansas City Southern’s First Quarter 2006 Results
First Quarter Highlights
•	Operating income of $61.3 million, a 20.2% increase over combined first quarter 2005.

•	Consolidated revenues of $388.4 million, increased 5.5% over combined first quarter 2005 revenues.

•	Operating expenses totaled $327.1 million, an increase of 3.1% over combined first quarter 2005.

•	Consolidated operating ratio of 84.2%, improved from combined first quarter 2005 operating ratio of 86.2%.
First Quarter 2006
Kansas City, MO. Kansas City Southern (KCS) (NYSE: KSU) today reported consolidated revenues for first quarter 2006 of $388.4 million, which is $20.1 million, or 5.4% higher, than combined first quarter 2005 revenues of $368.3 million. Revenue growth was primarily driven by KCS’ success in expanding higher margin business opportunities, improved service performance, a strong pricing environment, and fuel surcharges in both the U.S. and Mexico.
KCS’s operating expenses for the first quarter of 2006 were $327.1 million, which is $9.7 million, or 3.1%, higher than combined first quarter 2005 expenses, primarily attributable to an $8.6 million, or 17.3%, quarter-over-quarter increase in fuel costs. Operating income for first quarter 2006 was $61.3 million, an increase of $10.3 million, or 20.2%, over first quarter 2005 combined operating income.
Net income available to KCS common shareholders in the first quarter of 2006 was $8.0 million, or $0.11 per diluted share, which compares favorably with first quarter 2005 net income of $7.0 million, or $0.09 per diluted share.

Comments from the Chairman
Kansas City Southern’s Chairman, President, and Chief Executive Officer, Michael R. Haverty stated, “We were encouraged that by the beginning of March our operating metrics, especially train speeds, terminal dwell times, and cars on line, improved significantly and began to translate into greater bottom line profits. In addition, we have seen continued improvement in our safety measurements in the U.S. In Mexico, we are laying the groundwork for improvement as well and we expect to see measurable progress going forward.
“As part our ongoing integration of U.S. and Mexican shared services, our purchasing group has lowered the cost of purchased goods by terminating some unattractive arrangements and replacing them with market-competitive contracts. We expect further benefits from this effort over the next year.
“We are also working on ways to capture the value of our exceptional franchise. We expect to attract new business, to improve our yield, and to lower our costs as we migrate toward one seamless rail network across the border. In particular:
•	we expect strong revenue growth from the imminent start-up of intermodal service between the southeast United States and the interior and Pacific Coast of Mexico;

•	we see a strong pricing environment in the U.S. and Mexico for the rest of the year, and

•	we anticipate substantial cost improvements by the fourth quarter as we install the KCS computer operating platform, MCS, in Mexico, allowing us to schedule and track individual cars.
“With every quarter, the potential of our combined rail network becomes increasingly evident.”
Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2003, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

KANSAS CITY SOUTHERN
INCOME STATEMENT
(Dollars in millions except per share data)
(Unaudited)

	Ended March 31,
	2006	2005 (a)
Revenues	$388.4	$368.3

Operating expenses
Compensation and benefits	94.0	90.0
Fuel	58.3	49.7
Purchased services	54.9	56.7
Equipment costs	44.5	38.9
Depreciation and amortization	38.4	36.4
Casualties and insurance	12.6	14.9
Other	24.4	30.7

Total operating expenses	327.1	317.3

Operating income	61.3	51.0

Equity in net earnings (loss) of unconsolidated affiliates:	0.5	(1.2)
Interest expense	(40.6)	(39.6)
Other income and expense	(1.3)	3.7

Income before income taxes	19.9	13.9
Income tax provision	7.0	4.5
Minority interest	—	(0.2)

Net income	12.9	9.2
Preferred stock dividends	4.9	2.2

Net income available to common shareholders	$8.0	$7.0

Per Share Data
Earnings per common share — basic	$0.11	$0.09

Earnings per share — diluted	$0.11	$0.09

Weighted average Common shares outstanding (in thousands)
Basic	73,926	81,501
Potential dilutive Common shares	1,822	1,308

Diluted	75,748	82,809

(a)	The 2005 results include the combined operations of Grupo TFM and Kansas City Southern and are presented for comparison purposes only. Certain adjustments that would be required for Proforma presentation have been omitted. Additional information can be found on the Company’s website at www.kcsi.com “Historical Analyst Data.”

Kansas City Southern
Carloadings By Commodity – First quarter
(Dollars in Thousands)
(2005 Combined for comparison purposes)

Carloadings				Revenue
First Quarter		%		First Quarter		%
2006	2005	Change		2006	2005	Change
			Coal
60,985	59,715	2.1%	Unit Coal	$32,012.0	$30,394.0	5.3%
1,109	719	54.2%	Other Coal	883.0	318.0	177.7%

62,094	60,434	2.7%	Total	32,895.0	30,712.0	7.1%

			Chemical & Petroleum
3,320	2,641	25.7%	Agri Chemicals	3,342.3	2,341.0	42.8%
25,197	27,492	-8.3%	Petroleum	23,781.5	22,880.0	3.9%
11,599	11,939	-2.8%	Plastics	17,683.8	17,836.0	-0.9%
23,132	24,438	-5.3%	Other	28,384.5	28,296.2	0.3%

63,248	66,510	-4.9%	Total	73,192.1	71,353.2	2.6%

			Agriculture & Minerals
35,007	40,129	-12.8%	Grain	41,395.4	44,127.4	-6.2%
21,070	21,545	-2.2%	Food Products	28,631.7	25,826.0	10.9%
15,539	16,307	-4.7%	Ores and Minerals	12,606.3	11,702.0	7.7%
17,955	19,270	-6.8%	Stone, Clay & Glass	14,282.2	14,198.0	0.6%

89,571	97,251	-7.9%	Total	96,915.6	95,853.4	1.1%

			Paper & Forest Products
33,755	33,317	1.3%	Pulp/Paper	37,070.2	31,961.3	16.0%
6,545	7,536	-13.2%	Scrap Paper	6,716.8	6,863.3	-2.1%
5,959	9,454	-37.0%	Pulpwood/Logs/Chips	3,975.6	6,185.4	-35.7%
7,632	8,314	-8.2%	Lumber/Plywood	9,794.0	9,489.0	3.2%
31,271	32,164	-2.8%	Metal/Scrap	32,954.0	29,479.4	11.8%
15,548	13,596	14.4%	Military/Other Carloads	20,991.3	12,200.7	72.0%

100,710	104,381	-3.5%	Total	111,501.9	96,179.1	15.9%

			Intermodal & Automotive
27,148	28,841	-5.9%	Automotive	25,843.4	28,703.5	-10.0%
120,844	128,434	-5.9%	Intermodal	29,404.1	30,246.1	-2.8%

147,992	157,275	-5.9%	Total	55,247.5	58,949.6	-6.3%

463,615	485,851	-4.6%	BUSINESS UNITS Total	369,752	353,047	4.7%
—	—		Other	18,660.0	15,251.3	22.4%

463,615	485,851	-4.6%	TOTAL	$388,412.1	$368,298.6	5.5%